Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282293

PROSPECTUS

Up to 62,500

Series E-1 Redeemable Preferred Stock

This is an offering by Applied Digital Corporation (the “Company”) of up to 62,500 shares of our Series E-1 Redeemable Preferred Stock, par value $0.001 per share (“Series E-1 Preferred Stock”), at a price per share of $1,000.00 per share (the “Offering”). We will pay cumulative dividends on the Series E-1 Preferred Stock at a fixed annual rate of 9% per annum of the stated value of $1,000.00 per share (the “Stated Value”) of the Series E-1 Preferred Stock per year (computed on the basis of a 360-day year consisting of twelve 30-day months). Each holder of shares of Series E-1 Preferred Stock is entitled to redeem any portion of the outstanding shares of Series E-1 Preferred Stock held by such holder at any time, subject to certain early redemption fees. Such redemptions may be settled in either cash or common stock of the Company, par value $0.001 (the “Common Stock”), at our option, subject to certain limitations on the number of shares of Common Stock that may be used for such payments without the approval of our stockholders, if applicable; provided that no such shares of Series E-1 Preferred Stock may be redeemed for Common Stock prior to the first anniversary of the date of its issuance. We may, at our option, redeem shares of Series E-1 Preferred Stock on or after the second anniversary of the date on which such shares of Series E-1 Preferred Stock have been issued upon not less than 10 calendar days nor more than 90 calendar days written notice to the holders prior to the date fixed for redemption thereof, subject to certain limitations on the number of shares of Common Stock that may be used for such payments without our stockholders’ consent, if applicable. We intend to rely on the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of any shares of Common Stock for which the Series E-1 Preferred Stock may be redeemed.

There is currently no public market for our Series E-1 Preferred Stock. We do not intend to apply for listing of the Series E-1 Preferred Stock on a national securities exchange or over the counter market.

The dealer manager of this Offering is Preferred Capital Securities, LLC (“PCS” or the “Dealer Manager”). The Dealer Manager is not required to sell any specific number or dollar amount of the Series E-1 Preferred Stock but will use its “reasonable best efforts” to sell the Series E-1 Preferred Stock offered. The minimum permitted purchase is generally $5,000 but purchases of less than $5,000 may be made in our sole discretion. We may terminate this Offering at any time.

	Per share of Series E-1 Preferred Stock	Maximum Offering Before Expenses
Public Offering Price	$1,000.00	$62,500,000
Selling Commission(1)(2)(3)	$60.00	$3,750,000

Dealer Manager fee(1)(2)(3)	$20.00	$1,250,000
Proceeds to Applied Digital Corporation(3)(4)	$920.00	$57,500,000

(1) We will pay a selling commission of up to 6% of the Stated Value of the Series E-1 Preferred Stock and a dealer manager fee equal to 2% of the Stated Value of the Series E-1 Preferred Stock. The selling commission and the dealer manager fee are payable by us to our Dealer Manager. Reductions in selling commissions on sales of Series E-1 Preferred Stock will be reflected in reduced public offering prices as described in the “Plan of Distribution” section of this prospectus and the net proceeds to us will not be impacted by such reductions. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our Dealer Manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering, and, if incurred by our Dealer Manager, the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The combined selling commission, dealer manager fee and cash and non-cash underwriting compensation as described in “The Offering - Other Expenses” for this Offering will not exceed 8% of the aggregate gross proceeds of this Offering, subject to FINRA’s 8% underwriting compensation cap. See “Plan of Distribution.”

(2) We expect our Dealer Manager to authorize third-party broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Series E-1 Preferred Stock, pursuant to the terms of a Selected Dealer Agreement, a form of which is filed with this registration statement as Exhibit 10.72. In addition to the selling commissions, our Dealer Manager may reallow a portion of its dealer manager fee to participating broker-dealers as a marketing fee as described further in “Plan of Distribution.”

(3) Assumes all shares sold were subject to maximum selling commission and dealer manager fee applicable to Series E-1 Preferred Stock.

(4) We expect that our own Offering Expenses, as defined in “The Offering - Offering Expenses” and including legal, accounting, printing, mailing, registration qualification and associated securities offering filing costs and expenses, will through the course of the Offering, be an aggregate of approximately $234,100, but for purposes of illustrating the proceeds to us based on the maximum investment, such Offering Expenses are not reflected. As further described in “The Offering - Offering Expenses,” Offering Expenses will not exceed the greater of $700,000 or 3.5% of gross offering proceeds. However, our Board of Directors (the “Board”) may, in its discretion, authorize us to incur Offering Expenses in excess of such amounts.

We will sell the Series E-1 Preferred Stock through Depository Trust Company (“DTC”) settlement (“DTC Settlement”) or through Direct Registration System settlement (“DRS Settlement”). See the section entitled “Plan of Distribution” in this prospectus for a description of these settlement methods. All monies collected for subscription through DRS Settlement will be held in a separate escrowed bank account at UMB Bank, N.A., which is serving as the escrow agent (the “Escrow Agent”). Investors will pay the full purchase price for their Series E-1 Preferred Stock to the Escrow Agent (as set forth in the subscription agreement), to be held in trust for the investors’ benefit pending release to us as described herein.

Delivery of the Series E-1 Preferred Stock will be made from time to time, if at all, on or prior to Delivery of the Common Stock will be made from time to time, if at all, upon redemption of the Series E-1 Preferred Stock as further described in this prospectus.

Our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “APLD.” On October 25, 2024, the last reported sale price of our Common Stock as reported on Nasdaq was $8.04.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC, on August 30, 2024 and the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Preferred Capital Securities

As Dealer Manager

The date of this prospectus is November 4, 2024

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale of these securities is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page S-10, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Our Business

We are a United States (“U.S.”) designer, developer, and operator of next-generation digital infrastructure across North America. We provide digital infrastructure solutions and cloud services to the rapidly growing industries of High-Performance Computing (“HPC”) and Artificial Intelligence (“AI”). We operate in three distinct business segments, including, Blockchain datacenter hosting (the “Datacenter Hosting Business”), cloud services, through a wholly owned subsidiary (the “Cloud Services Business”) and HPC datacenter hosting (the “HPC Hosting Business”), as further discussed below.

We completed our initial public offering in April 2022 and our Common Stock began trading on Nasdaq on April 13, 2022. In November 2022, we changed our name from Applied Blockchain, Inc. to Applied Digital Corporation.

Datacenter Hosting Business

Our Data Center Hosting Business provides energized infrastructure services to crypto mining customers. Our custom-designed datacenters allow customers to rent space based on their power requirements. We currently serve seven crypto-mining customers, all of which have entered into contracts with us ranging from three to five years. This business segment accounts for the majority of the revenue we generate from our operations (approximately 83% for the fiscal year ended May 31, 2024).

We currently operate sites in Jamestown and Ellendale, North Dakota, with a total hosting capacity of approximately 286 MW:

●	Jamestown, North Dakota: 106 MW facility.

●	Ellendale, North Dakota: 180 MW facility.

In March 2021, we executed a strategy planning and portfolio advisory services agreement (the “Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, the “Service Provider(s)”). Under the Services Agreement, the Service Providers agreed to provide crypto asset mining management and analysis and assist us in securing difficult-to-obtain mining equipment. Under the terms of the Services Agreement, we issued 7,440,148 shares of our Common Stock to each of GMR and SparkPool and 3,156,426 shares of our Common Stock to Valuefinder. In June 2022, SparkPool ceased all operations and forfeited 4,965,432 shares of our Common Stock back to us.

In March 2022, we decided to terminate our crypto mining operations, shifting our focus and our business strategy to developing the HPC Hosting Business and our other two business segments (including the Datacenter Hosting Business). Each Service Provider advised us concerning the design and buildout of our hosting operations. We continue to partner with GMR, and other providers as they remain our strategic equity investors. Our partners have strong relationships across the cryptocurrency ecosystem, which we may leverage to identify leads for the expansion of our operations and business segments.

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Compared to our previous mining operations, co-hosting revenues are less subject to volatility related to the underlying crypto-asset markets. We have a contractual ceiling for our energy costs through our Amended and Restated Electric Service Agreement, entered into in September 2023 with a utility in the upper Midwest (the “Electric Service Agreement”). One of the main benefits of the Electric Service Agreement is the low cost of power for mining. Even before the recently imposed crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100 MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts.

In March 2024, we announced that we entered into a definitive agreement to sell our 200 MW campus in Garden City, TX, to Mara Garden City LLC, a Delaware limited liability company and subsidiary of Marathon Digital Holdings (Nasdaq: MARA). We completed the sale transaction on April 1, 2024.

Cloud Services Business

We officially launched our Cloud Services Business in May 2023. We operate our Cloud Services Business through our wholly owned subsidiary, Applied Digital Cloud Corporation (“Applied Digital Cloud”), which provides cloud services to customers, such as AI and machine learning developers. Our Cloud Services Business specializes in providing GPU computing solutions to empower customers in executing critical workloads related to AI, machine learning (“ML”), rendering, and other HPC tasks. Our managed hosting cloud service allows customers to sign service contracts, utilizing our Company-provided equipment for seamless and cost-effective operations.

We are rolling out multiple GPU clusters, each comprising 1,024 GPUs, which are available for lease by our customers. Additionally, we have secured contracts with colocation service providers to ensure secure space and energy for our hosting services. Our strategy is to utilize a blend of third-party colocation and our own HPC datacenters to deliver Cloud services to our customers.

We currently rely on a few major suppliers for our products in this business segment: NVIDIA Corp. (“NVIDIA”), Super Micro Computer Inc. (“Super Micro”), Hewlett Packard Enterprise (“HPE”) and Dell Technologies Inc. (“Dell”). In May 2023, we partnered with Super Micro, a renowned provider of Application-Optimized Total IT Solutions. Together, we aim to deliver our Cloud service to our customers. Super Micro’s high-performance server and storage solutions are designed to address a wide range of computational-intensive workloads. Their next-generation GPU servers are incredibly power-efficient, which is vital for datacenters as the power requirements for large-scale AI models continue to increase. Optimizing the Total Cost of Ownership (“TCO”) and Total Cost to Environment (“TCE”) is critical for datacenter operators to ensure sustainable operations.

In June 2023, we announced a partnership with HPE, a global company specializing in edge-to-cloud technology. As part of this collaboration, HPE will provide its powerful and energy-efficient supercomputers to support large-scale AI through our cloud service. HPE has been supportive in core design considerations and engineering of Company-owned facilities which will support Applied Digital Cloud’s infrastructure. In addition, we have supply agreements with Dell for delivery of AI and GPU servers.

By May 31, 2024, we had received and deployed a total of 6,144 GPUs; 4,096 GPUs were actively recognizing revenue and 2,048 GPUs were pending customer acceptance to start revenue recognition. The Cloud Services Business currently serves two customers and accounted for approximately 17% of our revenue in fiscal year 2024. As we ramp up operations in this business segment, we expect to acquire and deploy additional GPUs, increase revenue from the Cloud Services Business and increase the percentage of our revenue produced by our Cloud Services Business.

HPC Hosting Business

Our HPC Hosting Business specializes in designing, constructing, and managing datacenters tailored to support HPC applications, including AI.

We are currently building two HPC focused data centers. The first facility, which is nearing completion, is a 7.5 MW facility in Jamestown, ND location adjacent to our 106 MW Data center hosting facility. We also broke ground on a 100 MW HPC data center in project in Ellendale, ND (the “HPC Ellendale Facility”), on land located adjacent to its existing 180 MW Data center hosting facility. These separate and unique buildings, designed and purpose-built for GPUs, will sit separate from our current buildings and host more traditional HPC applications, such as natural language processing, machine learning, and additional HPC developments.

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We anticipate that this business segment will begin generating meaningful revenues once the HPC Ellendale Facility becomes operational, which is expected in calendar year 2025.

Recent Developments

Termination of Designations

We previously designated (i) 70,000 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 50,000 shares of preferred stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and (iii) 1,380,000 shares of preferred stock as Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”).

On October 21, 2024, we filed Withdrawals of Designation relating to the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock (collectively, the “Withdrawals of Designation”) with the Secretary of State of the State of Nevada and terminated the designations of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock. At the time of the filing of the Withdrawals of Designation, no shares of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock were outstanding. The Withdrawals of Designation were effective upon filing and eliminated from our Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), all matters set forth in the previously-filed Certificates of Designations with respect to the previously designated Series A Preferred Stock, Series B Preferred Stock, and Series D Preferred Stock.

Management Update

Effective October 15, 2024, Saidal Mohmand transitioned from his prior role of Executive Vice President of Finance to become the Chief Financial Officer of the Company, succeeding David Rench, who served as the Company’s Chief Financial Officer from March 2021 and who will continue with the Company in his new capacity as Chief Administrative Officer.

PIPE

On September 5, 2024, we entered into a securities purchase agreement (the “PIPE Purchase Agreement”) with the purchasers named therein (the “PIPE Purchasers”), for the private placement of 49,382,720 shares of Common Stock (the “PIPE Shares”), at a purchase price of $3.24 per share, representing the last closing price of the Common Stock on Nasdaq on September 4, 2024. The private placement closed on September 9, 2024, with aggregate gross proceeds to us of approximately $160 million, before deducting offering expenses.

We and the PIPE Purchasers also entered into a registration rights agreement (the “PIPE Registration Rights Agreement”), pursuant to which we agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the PIPE Shares, within 30 days of signing the PIPE Registration Rights Agreement (subject to certain exceptions). On October 4, 2024, we filed a registration statement on Form S-1 (File No. 333-282518) with the SEC for the resale under the Securities Act by the PIPE Purchasers of the PIPE Shares, which was declared effective by the SEC on October 15, 2024.

Yorkville Agreements

As previously disclosed, on March 27, 2024 and May 24, 2024, respectively, we entered into Prepaid Advance Agreements (as amended, the “March PPA” and “May PPA,” respectively, and collectively, the “Prepaid Advance Agreements”) and related promissory notes (the promissory note issued in March 2024 under the March PPA, the “March Note”, the promissory note issued in April 2024 under the March PPA, the “April Note”, and the promissory note issued in May 2024, the “May Note”, and collectively, the “YA Notes”) with YA II PN, LTD (“YA Fund”). As of the date of this prospectus, approximately $85.9 million outstanding under the YA Notes has been converted into shares of our Common Stock and $6.9 million remains outstanding across all the YA Notes with only the March Note left outstanding, which amount is anticipated to be repaid in cash, unless we receive stockholder approval to issue shares of Common Stock in lieu of repayment in cash, in compliance with Nasdaq rules and regulations (which approval we do not intend to seek at this time).

SEPA

On August 28, 2024, we entered into a Standby Equity Purchase Agreement with YA Fund, as amended on August 29, 2024 (the “SEPA”). Under the SEPA, we agreed to issue and sell to YA Fund, from time to time, and YA Fund agreed to purchase from us, up to $250 million of our Common Stock, subject to certain obligations and limitations (the “SEPA Aggregate Commitment”). In connection with the execution of the SEPA, we agreed to pay a structuring fee (in cash) to YA Fund in the amount of $25,000. Additionally, we agreed to pay a commitment fee of $2,125,000 to YA Fund (the “Commitment Fee”), payable on the effective date of the SEPA, in the form of the issuance of 456,287 shares of Common Stock. We have subsequently agreed with YA Fund to satisfy our obligations with respect to the Commitment Fee in cash by increasing the principal amount due under the March Note in an equivalent amount. As a result, as of the date of this prospectus, the principal amount outstanding under the March Note is approximately $6.9 million (inclusive of the $2,125,000 Commitment Fee).

Series E-1 Preferred Stock

On September 23, 2024, we entered into a Dealer Manager Agreement with the Dealer Manager hereunder pursuant to which the Dealer Manager agreed to serve as our agent and dealer manager for this Offering of up to 62,500 shares of our Series E-1 Preferred Stock, to be offered and sold pursuant to the registration statement of which this prospectus is a part.

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Corporate Information

Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.applieddigital.com.

We make available free of charge through the Investor Relations link on our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. In addition, the SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC. Information contained in, or accessible through, our website does not constitute part of this prospectus or the registration statement of which it forms a part and inclusions of our website address in this prospectus or the registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies under the Exchange Act.

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THE OFFERING

The following summary contains the principal terms of this Offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Offered Securities	Up to 62,500 shares of Series E-1 Preferred Stock.

Maximum Common Stock that may be issued upon Redemption of our Series E-1 Preferred Stock	25,889,470 shares of Common Stock.

Common Stock to be outstanding after maximum Redemption of our Series E-1 Preferred Stock	241,262,796 shares of Common Stock, assuming the issuance of 25,889,470 shares of Common Stock issuable upon maximum redemption of the Series E-1 Preferred Stock in this Offering which is equal to 19.99% of the number of shares outstanding shares of Common Stock immediately prior to the commencement of our prior offering (the “Series E Offering”) of Series E Preferred Stock (as defined below). We do not intend to issue more than 19.99% of the number of shares of our outstanding shares of Common Stock immediately prior to the commencement of the Series E Offering upon redemption of the Series E-1 Preferred Stock in this Offering. The actual number of shares of our Common Stock issued will vary depending on the value of our shares of Common Stock from time to time, if and when, shares of the Series E-1 Preferred Stock are redeemed and whether we determine to pay any particular redemption in cash or Common Stock. See “Risk Factors - Substantial blocks of our Common Stock may be sold into the market as a result of the conversion of outstanding Series F Preferred Stock or the SEPA” on page S-13 of this prospectus.

Dealer Manager	The dealer manager of this Offering is Preferred Capital Securities, LLC (“PCS” or the “Dealer Manager”). The Dealer Manager is not required to sell any specific number or dollar amount of the Series E-1 Preferred Stock, but will use its “best efforts” to sell the Series E-1 Preferred Stock offered. Our Dealer Manager may reallow a portion of its dealer manager fee to participating broker-dealers as a marketing fee as described further in “Plan of Distribution.”

Stated Value	$1,000.00 per share

Ranking	The Series E-1 Preferred Stock ranks, with respect to the payment of dividends and rights upon our liquidation, dissolution or winding up of our affairs: (i) prior or senior to all classes or series of our Common Stock and any other class or series of equity securities, if the holders of Series E-1 Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series; (ii) on a parity with the Series E Redeemable Preferred Stock of the Company, par value $0.001 (the “Series E Preferred Stock”), and the Series F Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences; (iii) on a parity with other classes or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of Series E-1 Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other , or as otherwise expressed to be pari passu with the Series E-1 Preferred Stock; (iv) junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series E-1 Preferred Stock (none of which are currently outstanding); and (v) junior to all our existing and future debt indebtedness.

Maturity	Shares of the Series E-1 Preferred Stock have no stated maturity. Shares of the Series E-1 Preferred Stock will remain outstanding indefinitely unless they are redeemed or repurchased by us. We are not required to set apart for payment funds to redeem the Series E-1 Preferred Stock and may pay for any redemption of the Series E-1 Preferred Stock in cash or shares of Common Stock; provided, however, that no Holder Optional Redemption (as defined below) with respect to any share of Series E-1 Preferred Stock may be redeemed for Common Stock prior to the first anniversary of the date of its issuance, and (iii) we shall not exercise the Company Optional Redemption (as defined below) with respect to any share of Series E-1 Preferred Stock prior to the second anniversary of the date of its issuance (the “Redemption Eligibility Date”).

Dividends	Holders of the Series E-1 Preferred Stock shall be entitled to receive a cumulative dividend at a fixed annual rate of 9% per annum of the Stated Value of the Series E-1 Preferred Stock per year (computed on the basis of a 360-day year consisting of twelve 30-day months). Dividends will be declared and accrued monthly. Such dividends shall be payable upon Board approval, which may not be monthly, out of legally available funds in cash. The Series E-1 Preferred Stock shall rank on parity with the Series E Preferred Stock, the Series F Preferred Stock and any classes or series of preferred stock otherwise expressed to be pari passu with the Series E-1 Preferred Stock with respect to the right to receive payment of any dividends in proportion to their respective amounts of accrued and unpaid dividends per share. Unless full cumulative dividends on our shares of Series E-1 Preferred Stock for all past dividend periods have been paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock or other stock ranking junior to the Series E-1 Preferred Stock for any period.

Liquidation Preference	Subject to the liquidation preference stated in the ranking section above, the Series E-1 Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the Stated Value, plus an amount per share that is issuable as the result of accrued or unpaid dividends. After payment to the holders of the Series E-1 Preferred Stock, and to the holders of shares of any other class or series of capital stock ranking senior to or on a parity with the Series E-1 Preferred Stock, including, without limitation, the Series E Preferred Stock, the Series F Preferred Stock and any classes or series of preferred stock otherwise expressed to be pari passu with the Series E-1 Preferred Stock, the remaining funds and assets available for distribution to Company stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

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Holder Optional Redemption

Each holder of shares of Series E-1 Preferred Stock is entitled to redeem any portion of the outstanding Series E-1 Preferred Stock held by such holder (a “Holder Optional Redemption”) at any time.

At our option, a Holder Optional Redemption may be redeemed in either cash or our Common Stock; provided, however, that (i) if required by Rule 5635(d) of The Nasdaq Stock Market, the aggregate number of shares of Common Stock issuable to holders of Series E-1 Preferred Stock for dividends and redemption shall not exceed 19.99% of the outstanding shares of Common Stock (the “Redemption Share Cap”), unless approval by our stockholders is obtained to exceed the Redemption Share Cap, and (ii) no Holder Optional Redemption with respect to any share of Series E-1 Preferred Stock may be redeemed for Common Stock prior to the first anniversary of the date of its issuance.

We will settle any Holder Optional Redemption we determine to redeem in cash by paying the holder the Settlement Amount (as defined below). The “Settlement Amount” means (A) the Stated Value, plus (B) unpaid dividends accrued to, but not including, the Holder Redemption Exercise Date (as defined below), minus (C) the Holder Optional Redemption Fee (as defined below) applicable on the respective Holder Redemption Deadline (as defined below). We will settle any Holder Optional Redemption we determine to redeem with Common Stock, subject to the Redemption Share Cap, if applicable, by delivering to the holder a number of shares of our Common Stock equal to (1) the Settlement Amount divided by (2) the closing price per share of our Common Stock on Nasdaq on the last trading day prior to the Holder Redemption Exercise Date (as defined below).

Holders of Series E-1 Preferred Stock may elect to redeem their shares of Series E-1 Preferred Stock at any time by delivering to Preferred Shareholder Services, LLC (“PSS”), an affiliate of the Dealer Manager, a notice of redemption (the “Holder Redemption Notice”). See “Plan of Distribution – Operations” for further information regarding the non-distribution services to be provided by PSS. A Holder Redemption Notice will be effective as of the last business day of the month after a Holder Redemption Notice is duly received by PSS (such date, a “Holder Redemption Deadline”). Any Holder Redemption Notice received after 5:00 p.m. Eastern time on a Holder Redemption Deadline will be effective as of the next Holder Redemption Deadline. For all shares of Series E-1 Preferred Stock duly submitted for redemption on or before a Holder Redemption Deadline, we, in our sole discretion, shall determine the Settlement Amount on any business day after such Holder Redemption Deadline but before the next Holder Redemption Deadline (such date, the “Holder Redemption Exercise Date”). We may, in our sole discretion, permit a holder to revoke their Holder Redemption Notice at any time prior to 5:00 pm, Eastern time, on the business day immediately preceding the Holder Redemption Exercise Date. Please also see Holder Optional Redemption Fee below.

Company Optional Redemption	Subject to the restrictions described herein and unless prohibited by Nevada law, a share of Series E-1 Preferred Stock may be redeemed at our option (the “Company Optional Redemption”) on or after the Redemption Eligibility Date upon not less than 10 calendar days nor more than 90 calendar days written notice (the date upon which such written notice is provided to holders, the “Company Optional Redemption Notice Exercise Date”) to the holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the Stated Value of the shares of Series E-1 Preferred Stock to be redeemed plus accrued but unpaid dividends (at a rate equal to (1) the Settlement Amount divided by (2) the closing price of shares of our Common Stock on Nasdaq, or other national securities exchange on which the Common Stock is listed, on the last trading day prior to our Optional Redemption Notice Exercise Date). In our sole and absolute discretion, we may determine to fulfill a Company Optional Redemption in either cash or with fully paid and non-assessable shares of our Common Stock, subject to the Redemption Share Cap, if applicable. If we exercise the Company Optional Redemption for less than all of the outstanding shares of Series E-1 Preferred Stock, then shares of Series E-1 Preferred Stock shall be selected for redemption on a pro rata basis or by lot across holders of the series of Series E-1 Preferred Stock selected for redemption.

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Holder Optional Redemption Fee

A share of Series E-1 Preferred Stock is subject to an early redemption fee if it is redeemed by its holder within three years of its issuance (the “Holder Optional Redemption Fee”). The amount of the fee equals a percentage of the Stated Value disclosed herein based on the year in which the redemption occurs after the Series E-1 Preferred Stock is issued as follows:

●	Prior to the first anniversary of the issuance of such Series E-1 Preferred Stock: 9% of the Stated Value disclosed herein, which equals $90.00 per share of Series E-1 Preferred Stock;

●	On or after the first anniversary but prior to the second anniversary: 7% of the Stated Value disclosed herein, which equals $70.00 per share of Series E-1 Preferred Stock;

●	On or after the second anniversary but prior to the third anniversary: 5% of the Stated Value disclosed herein, which equals $50.00 per share of Series E-1 Preferred Stock; and

●	On or after the third anniversary: 0%.

We are permitted to waive the Holder Optional Redemption Fee. Although the Company has retained the right to waive the Holder Optional Redemption Fee in the manner described above, we are not required to establish any such waivers and we may never establish any such waivers.

Optional Redemption Following Death of a Holder	Subject to restrictions, beginning on the date of original issuance and ending on December 31st of the year in which the third anniversary of the date of issuance occurs, we will redeem shares of Series E-1 Preferred Stock of a beneficial owner who is a natural person (including a natural person who holds shares of Series E-1 Preferred Stock through an Individual Retirement Account or in a personal or estate planning trust) upon his or her death at the written request of the beneficial owner’s estate (such date the requested is received by us, the “Optional Redemption Following Death of a Holder Notice Date”) at a redemption price equal to the Settlement Amount without application of the Holder Optional Redemption Fee. In our sole and absolute discretion, we may determine to fulfill such redemption in either cash or with fully paid and non-assessable shares of our Common Stock (at a rate equal to (1) the Settlement Amount divided by (2) the closing price of shares of our Common Stock on Nasdaq, or other national securities exchange on which the Common Stock is listed, on the last trading day prior to the Optional Redemption Following Death of a Holder Notice Date), subject to the Redemption Share Cap, if applicable.

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Voting Rights	Holders of our Series E-1 Preferred Stock do not have any Company voting rights.

Listing of Series E-1 Preferred Stock	We do not intend to apply for listing of the Series E-1 Preferred Stock on any national securities exchange or over the counter market.

Use of Proceeds	We intend to use the net proceeds from this Offering for working capital and general corporate purpose. See “Use of Proceeds” in this prospectus beginning on page S-15.

Selling Commissions	Up to 6% of the Stated Value of each share of Series E-1 Preferred Stock sold in the Offering will be paid by us to the Dealer Manager and reallowed to participating broker-dealers. Payment of the selling commissions by us may be reduced or waived in certain circumstances. See “Plan of Distribution.”

Dealer Manager Fee	Up to 2% of the Stated Value of each share of Series E-1 Preferred Stock sold in the Offering will be paid by us to the Dealer Manager and reallowed to participating broker-dealers. Payment of the dealer manager fee by us may be reduced or waived in certain circumstances. Further, a portion of the dealer manager fee may be reallowed to participating broker-dealers as a marketing fee. See “Plan of Distribution.”

Other Expenses

The Company, the Dealer Manager, a participating broker dealer, or other financial intermediary may incur other costs and expenses that are considered underwriting compensation (“Other Expenses”) associated with the sale, or the facilitation of the marketing, of shares of Series E-1 Preferred Stock. These expenses may include:

●	travel and entertainment expenses, including those of the wholesalers;

●	expenses incurred in coordinating broker-dealer seminars and meetings;

●	certain wholesaling activities and wholesaling expense reimbursements paid by PCS or its affiliates to other entities;

●	the national and regional sales conferences of our participating broker-dealers;

●	training and education meetings for registered representatives of our participating broker dealers;

●	certain legal expenses of the Dealer Manager associated with the required FINRA filing of the proposed underwriting terms and arrangements;

●	technology fees paid to certain participating broker-dealers so that they can maintain the technology necessary to adequately service the investors to whom they sold Series E-1 Preferred Stock;

●	due diligence expenses although only reasonable out-of-pocket due diligence expenses that are detailed on an itemized invoice will be reimbursed to a participating broker-dealer; and

●	permissible forms of non-cash compensation to registered representatives of our participating broker-dealers, such as logo apparel items and gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target (including, but not limited to, seasonal gifts).

Other Expenses are considered underwriting compensations and will be reimbursed by us or if incurred by our Dealer Manager, the corresponding payments of the dealer manager fee may be reduced by the aggregate value of such compensation. However, in no event will all forms of underwriting compensation in this offering exceed 8% of gross Offering proceeds.

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Offering Expenses

We will pay Offering Expenses which are not considered underwriting compensation under FINRA Rule 5110 (“Offering Expenses”), directly or by reimbursing the Dealer Manager and/or a participating financial intermediary for Offering Expenses, in an amount which, in the aggregate, will not exceed the greater of: $700,000 and 3.5% of the gross proceeds of the Offering (the “Maximum Offering Expenses”). We will not pay or reimburse Offering Expenses in excess of the then applicable Maximum Offering Expenses without advance approval by the Board.

Offering Expenses include the following:

●	expenses and taxes related to the filing, registration and qualification, as necessary, of the sale of the shares of Series E-1 Preferred Stock under federal and state laws and FINRA rules, including taxes and fees and accountants’ and attorneys’ fees;

●	expenses for printing and amending registration statements or supplementing prospectuses;

●	mailing and distributing costs;

●	all advertising and marketing expenses (including actual costs incurred for travel, meals and lodging for our employees to attend retail seminars hosted by broker-dealers or bona fide training or educational meetings hosted by us;

●	charges of transfer agents, registrars and experts and fees;

●	expenses in connection with non-offering issuer support services relating to the Series E-1 Preferred Stock; and

●	expenses for establishing servicing arrangements for new shareholder accounts.

Material Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning our Series E-1 Preferred Stock in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Transfer Agent	Computershare Trust Company, N.A. (the “Transfer Agent”)

Nasdaq Symbol	“APLD.”

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus. In addition, before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

The number of shares of Common Stock to be outstanding upon maximum redemption of the Series E-1 Preferred Stock is based on 215,373,326 shares of our Common Stock outstanding as of October 25, 2024 and excludes the following, each as of October 25, 2024:

●	14,710,216 shares of Common Stock reserved for future issuance under the Applied Blockchain, Inc. 2022 Incentive Plan, as amended;

●	652,964 shares of Common Stock reserved for future issuance under the Applied Blockchain, Inc. 2022 Non-Employee Director Stock Plan, as amended;

●	37,500 shares of Common Stock reserved for issuance under restricted stock unit awards to certain consultants;

●	5,032,802 shares of Common Stock held in treasury;

●	12,265,366 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; and

●	7,598,714 shares of Common Stock reserved for issuance upon the conversion of the Series F Preferred Stock.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and the risks and uncertainties in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and our other filings that we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

Risks Related to This Offering

The Series E-1 Preferred Stock is subordinated in right of payment to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock, including additional shares of Series E-1 Preferred Stock, and by other transactions.

The Series E-1 Preferred Stock ranks on parity with the Series E Preferred Stock and Series F Preferred Stock and is subordinated in right of payment to all of our existing and future debt. We are currently authorized to issue 5,000,000 shares of preferred stock at $0.001 par value per share (the “Preferred Stock”), in one or more series. As of the date of this prospectus, 354,864 shares of Preferred Stock are outstanding and 3,985,136 shares of Preferred Stock remain available and authorized for issuance, of which 660,000 shares are designated as Series C Preferred Stock, 2,000,000 shares are designated as Series E Preferred Stock, 53,191 shares are designated as Series F Preferred Stock, and 2,286,809 shares are undesignated. Other than as disclosed in this prospectus, the terms of the Series E-1 Preferred Stock do not restrict our ability to authorize or issue shares of a class or series of preferred stock with rights to distributions or upon liquidation that are on parity with or senior to the Series E-1 Preferred Stock or to incur additional indebtedness. The issuance of additional preferred stock on parity with or senior to the Series E-1 Preferred Stock would dilute the interests of the holders of the Series E-1 Preferred Stock, and any issuance of preferred stock senior to the Series E-1 Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem, or pay the liquidation preference on the Series E-1 Preferred Stock. Additionally, none of the provisions relating to the Series E-1 Preferred Stock relate to or limit our indebtedness or afford the holders of the Series E-1 Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series E-1 Preferred Stock.

Our management team may invest or spend the proceeds of this Offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this Offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Series E-1 Preferred Stock.

Dividends on the Series E-1 Preferred Stock are accrued monthly, but payment of such dividends is discretionary. We cannot guarantee that we will be able to pay dividends in the future or what the actual dividends will be for any future period.

Future dividends on our Series E-1 Preferred Stock will be declared and accrued monthly. Such dividends shall be payable upon Board approval, which may not be monthly, out of legally available funds in cash. The Board’s determination of the time of payment of such dividends will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements, the availability of legally available funds and any other factors our Board deems relevant. Accordingly, we cannot guarantee that we will be able to pay cash dividends on our Series E-1 Preferred Stock or what the actual dividends will be for any future period. However, until we pay (or set apart for payment) the full cumulative dividends on the Series E-1 Preferred Stock for all past dividend periods, our ability to make dividends and other distributions on our Common Stock (including redemptions) will be limited by the terms of the Series E-1 Preferred Stock.

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In the event you exercise your option to redeem Series E-1 Preferred Stock, our ability to redeem such shares of Series E-1 Preferred Stock may be subject to certain restrictions and limits.

Our ability to redeem shares of Series E-1 Preferred Stock may be limited by our available funds, ability to issue the full amount of shares of Common Stock, and applicable federal and Nevada law.

Pursuant to the Certificate of Designations, Powers, Preferences and Rights of Series E-1 Redeemable Preferred Stock (the “Certificate of Designations”), each holder of shares of Series E-1 Preferred Stock will be entitled to redeem any portion of the outstanding Series E-1 Preferred Stock held by such holder. Such redemption may, at our option, be in cash or in Common Stock, provided that (i) if required by Rule 5635(d) of The Nasdaq Stock Market, the aggregate number of shares of Common Stock issuable to holders of Series E-1 Preferred Stock for dividends and redemption shall not exceed the Redemption Share Cap, unless approval by our stockholders is obtained to exceed the Redemption Share Cap, and (ii) no such Series E-1 Preferred Stock may be redeemed for Common Stock prior to the first anniversary of the date of its issuance. However, our ability to redeem shares of Series E-1 Preferred Stock for cash may be limited to the extent we do not have sufficient funds available.

In addition, applicable Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the company’s articles of incorporation, the company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the Series E-1 Preferred Stock or redeem shares of Series E-1 Preferred Stock if, after giving effect to the distribution or redemption, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred stock then outstanding, if any, with preferences senior to those of the Series E-1 Preferred Stock. There can be no guarantee that we will have sufficient funds available to meet these obligations.

Further, on August 16, 2022, the Inflation Reduction Act of 2022 was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax (the “Excise Tax”) on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. Depending on the number of shares of our Series E-1 Preferred Stock we sell and the number of holders of Series E-1 Preferred Stock who redeem their stock, the Excise Tax could also be applicable to us and adversely affect the cash we have available for redemption of the Series E-1 Preferred Stock and our operations.

Additionally, our ability to issue common stock in the event of a redemption may be limited by our ability to enter into “Variable Rate Transactions.” If a redemption constitutes a “Variable Rate Transaction” under the terms of the Prepaid Advance Agreements, we may need to seek a waiver from YA Fund before we could issue any shares of Common Stock.

The Series E-1 Preferred Stock has not been rated.

The Series E-1 Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its value and your ability to sell such shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the value of the Series E-1 Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series E-1 Preferred Stock, which could adversely impact the value of the Series E-1 Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the value of the Series E-1 Preferred Stock.

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Shares of Series E-1 Preferred Stock may be redeemed for shares of Common Stock, which rank junior to the Series E-1 Preferred Stock with respect to dividends and upon liquidation, dissolution or winding up of our affairs.

We may opt to redeem Series E-1 Preferred Stock with shares of our Common Stock in our sole and absolute discretion. The rights of the holders of shares of Series E-1 Preferred Stock rank senior to the rights of the holders of shares of our Common Stock as to dividends and payments upon liquidation, dissolution or winding up of our affairs. Unless full cumulative dividends on our shares of Series E-1 Preferred Stock for all past dividend periods have been paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock or other stock ranking junior to the Series E-1 Preferred Stock for any period. Upon liquidation, dissolution or winding up of our affairs, the holders of shares of the Series E-1 Preferred Stock are entitled to receive a liquidation preference of the Stated Value, plus all accrued but unpaid dividends, prior and in preference to any distribution to the holders of shares of our Common Stock or any other class of our equity securities junior to the Series E-1 Preferred Stock. If we redeem your shares of Series E-1 Preferred Stock for Common Stock, you will be subject to the risks of ownership of Common Stock. Ownership of the Series E-1 Preferred Stock will not give you the rights of holders of our Common Stock. Until and unless you receive shares of our Common Stock upon redemption, you will have only those rights applicable to holders of the Series E-1 Preferred Stock.

The Series E-1 Preferred Stock will bear a risk of early redemption by us.

We will have the right to redeem, at our option, the outstanding shares of Series E-1 Preferred Stock, in whole or in part through a Company Optional Redemption, on or after to the Redemption Eligibility Date. It is likely that we would choose to exercise our Company Optional Redemption when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Series E-1 Preferred Stock had the Series E-1 Preferred Stock not been redeemed. We may elect to exercise our partial redemption right on multiple occasions.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs is fixed. Upon any liquidation, dissolution or winding up of our affairs, and after payment of the liquidating distribution has been made in full to the holders of Series E-1 Preferred Stock, you will have no right or claim to, or to receive, our remaining assets.

We established the offering price and other terms for the Series E-1 Preferred Stock pursuant to discussions between us and our Dealer Manager; as a result, the actual value of your investment may be substantially less than what you pay.

The offering price and net offering proceeds for the Series E-1 Preferred Stock and the related selling commissions and dealer manager fees have been determined pursuant to discussions between us and our Dealer Manager, based upon our financial condition and the perceived demand. Because the offering price is not based upon any independent valuation, such as the amount that a firm-commitment underwriter is willing to pay for the securities to be issued, the offering price may not be indicative of the price that you would receive upon the sale of the Series E-1 Preferred Stock in a hypothetical liquid market.

Series E-1 Preferred Stock does not have any management or voting rights in the Company.

Unlike our Common Stock, our Series E-1 Preferred Stock does not grant holders any voting rights. You will be dependent on our Board and our executive management for Company decisions, of which such decisions may not reflect your preferred approach or preference. Furthermore, we will have broad discretion in the application of the net proceeds from this Offering, and holders of the Series E-1 Preferred Stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may result in investments that are not accretive to our results from operations.

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Substantial blocks of our Common Stock may be sold into the market as a result of the conversion of outstanding Series F Preferred Stock and pursuant to the SEPA.

The price of our Common Stock could decline if there are substantial sales of shares of our Common Stock, if there is a large number of shares of our Common Stock available for sale, or if there is the perception that these sales could occur.

Our Board has approved the creation and issuance of an aggregate of 53,191 shares of Series F Preferred Stock, all of which were issued on August 30, 2024 to YA Fund pursuant to the securities purchase agreement (the “Series F Purchase Agreement”) we entered into on August 29, 2024 with YA Fund in connection with the private placement (the “Series F Offering”) of 53,191 shares of Series F Preferred Stock. Pursuant to the Series F Purchase Agreement, we have agreed to seek shareholder approval (“Nasdaq Stockholder Approval”) to enable the Series F Preferred Stock to become convertible into shares of Common Stock under the rules and regulations of Nasdaq. The Series F Preferred Stock will initially be non-convertible and will only become convertible upon, and subject to, the receipt of Nasdaq Stockholder Approval. The Series F Preferred Stock is convertible into shares of Common Stock, if and when the Nasdaq Stockholder Approval is obtained, at a conversion price per share which is subject to adjustments pursuant to the terms of the Certificate of Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock filed with the Nevada Secretary of State in connection with the creation and issuance of the Series F Preferred Stock. Based on the initial stated value of the Series F Preferred Stock of $1,000 per share and the $7.00 initial conversion price, the Series F Preferred Stock would be convertible into an aggregate of 7,598,714 shares of Common Stock.

On August 28, 2024, we entered into the SEPA with YA Fund. Under the SEPA, we agreed to issue and sell to YA Fund, from time to time, and YA Fund agreed to purchase from us, the SEPA Aggregate Commitment equal to up to $250 million of our Common Stock, subject to certain obligations and limitations. Our shares of Common Stock that may be issued under the SEPA may be sold by us to YA Fund at our discretion from time to time during the commitment period commencing on September 30, 2024 and terminating on the first day of the month next following the 36-month anniversary of September 30, 2024 (unless earlier terminated pursuant to the terms of the SEPA); provided, that there is an effective resale registration statement on file with the SEC covering the shares of Common Stock issued and issuable under the SEPA. We generally have the right to control the timing and amount of any sales of our Common Stock to YA Fund under the SEPA. Sales of our shares of Common Stock, if any, to YA Fund under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to YA Fund all, some, or none of the shares of Common Stock that may be available for us to sell to YA Fund pursuant to the SEPA.

In addition, as of the date of this prospectus, $6.9 million remains outstanding across all the YA Notes with only the March Note left outstanding, which amount is anticipated to be repaid in cash.

Any issuances of shares of our Common Stock upon conversion of the Series F Preferred Stock or pursuant to the SEPA will dilute the percentage ownership of stockholders and may dilute the per share projected earnings (if any) or book value of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market or other issuances of shares of our Common Stock, or the perception that these sales or issuances could occur, could cause the market price of our Common Stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

Compliance with the SEC’s Regulation Best Interest by participating broker-dealers may negatively impact our ability to raise capital in this offering, which could harm our ability to achieve our investment objectives.

Broker-dealers must comply with the SEC’s Regulation Best Interest (“Reg BI”), which among other requirements, establishes a standard of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The full impact of Reg BI on participating broker-dealers in this Offering may negatively impact whether participating broker-dealers and their registered representatives recommend this Offering to certain retail customers, or the amount of shares of Series E-1 Preferred Stock which are recommended to such customers. In particular, under SEC guidance concerning Reg BI, a participating broker-dealer recommending an investment in our shares of Series E-1 Preferred Stock should consider a number of factors under the duty of care obligation of Reg BI, including but not limited to cost and complexity of the investment and reasonably available alternatives in determining whether there is a reasonable basis for the recommendation. Participating broker-dealers may recommend a more costly or complex product as long as they have a reasonable basis to believe it is in the best interest of a retail customer. However, if participating broker-dealers choose alternatives to our shares of Series E-1 Preferred Stock, many of which likely exist, our ability to raise capital may be adversely affected. You should ask your broker-dealer or other financial professional about what reasonable alternatives exist for you, and how our Offering compares to other types of investments (e.g., publicly traded securities) that may have lower costs, complexities, and/or risks, and that may be available for lower or no commissions. If Reg BI reduces our ability to raise capital in this Offering, it may harm our ability to achieve our objectives.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our availability to complete construction of the HPC Ellendale Facility;
●	availability of financing to grow our business;
●	labor and other workforce shortages and challenges;
●	power or other supply disruptions and equipment failures;
●	our dependence on principal customers;
●	the addition or loss of significant customers or material changes to our relationships with these customers;
●	our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;
●	our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;
●	our ability to continue to grow sales in our hosting business;
●	volatility of cryptoasset prices;
●	uncertainties of cryptoasset regulation policy; and
●	equipment failures, power or other supply disruptions.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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USE OF PROCEEDS

Assuming that 62,500 shares of Series E-1 Preferred Stock are sold in this Offering, after deducting underwriting compensation (comprised of selling commissions, dealer manager fees, Other Expenses, and other underwriting compensation, which in the aggregate cannot exceed 8% of the gross Offering proceeds), when underwriting compensation is combined with Offering Expenses, the net proceeds to us are estimated to be approximately $885 per share of Series E-1 Preferred Stock, assuming maximum underwriting compensation of 8% of gross Offering proceeds and Offering Expenses of 3.5% of gross offering proceeds. We expect that our Offering Expenses, including legal, accounting, printing, mailing, registration, qualification, and associated securities offering filing costs and expenses, will be approximately $234,100 through the course of this Offering but in no event will our Offering Expenses exceed the Maximum Offering Expenses of the greater of $700,000 or 3.5% of gross Offering proceeds. However, our Board may, in its discretion, authorize us to incur Offering Expenses in excess of such amounts.

Except as otherwise set forth in a prospectus or in other offering materials, we intend to use the net proceeds from the sale of our shares of Series E-1 Preferred Stock for working capital and general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes.

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PLAN OF DISTRIBUTION

General

We are offering up to a maximum of 62,500 shares of our Series E-1 Preferred Stock through Preferred Capital Securities, LLC, or PCS, on a “reasonable best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable due diligence to sell the Series E-1 Preferred Stock and has no firm commitment or obligation to purchase any specific number or dollar amount of the Series E-1 Preferred Stock. The Series E-1 Preferred Stock will be sold at a public offering of $1,000.00 per share of Series E-1 Preferred Stock, subject to reduction as described below under “Plan of Distribution-Compensation of Dealer Manager and Participating Broker-Dealers.” The Series E-1 Preferred Stock will not be certificated.

We will sell the Series E-1 Preferred Stock using two closing services provided by DTC. The first service is DTC Settlement and the second service is DRS Settlement. Investors purchasing shares of the Series E-1 Preferred Stock through DTC Settlement will coordinate with their registered representatives to pay the full purchase price for their shares of the Series E-1 Preferred Stock by the settlement date. Investors who are permitted to utilize the DRS Settlement method will complete and sign subscription agreements, which will be delivered to the escrow agent, UMB Bank N.A. the (“Escrow Agent”). In addition, such investors will pay the full purchase price for their Series E-1 Preferred Stock to the Escrow Agent (as set forth in the subscription agreement), to be held in trust for the investors’ benefit pending release to us as described herein. See “Plan of Distribution-Settlement Procedures” for a description of the closing procedures.

The offering price and net offering proceeds for the Series E-1 Preferred Stock and the related selling commissions and dealer manager fees have been determined pursuant to discussions between us and our Dealer Manager, based upon our financial condition and the perceived demand. Because the offering price is not based upon any independent valuation, such as the amount that a firm-commitment underwriter is willing to pay for the securities to be issued, the offering price may not be indicative of the price that you would receive upon the sale of the Series E-1 Preferred Stock in a hypothetical liquid market.

In connection with the sale of the Series E-1 Preferred Stock on our behalf, PCS may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of PCS may be deemed to be underwriting commissions or discounts.

PCS is a securities broker-dealer registered with the SEC and a member firm of FINRA. The principal business address of PCS is 3290 Northside Parkway, NW, Suite 800, Atlanta, GA 30327.

Compensation of Dealer Manager and Participating Broker-Dealers

We will pay a selling commission of up to 6% of the Stated Value for the Series E-1 Preferred Stock. Selling commissions are payable by us to PCS. Reductions in selling commissions on sales of Series E-1 Preferred Stock will be reflected in reduced public offering prices as described below and the net proceeds to us will not be impacted by such reductions. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Series E-1 Preferred Stock.

We expect PCS to authorize third-party broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Preferred Stock. PCS may reallow all or a portion of its selling commission attributable to a participating broker-dealer. Also, PCS may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a marketing fee. The amount of the marketing fee to be reallowed to any participating broker-dealer will be determined by the dealer manager in its sole discretion and include such factors as:

●	the volume of sales estimated to be made by the participating broker-dealer; or

●	the participating broker-dealer’s agreement to provide one or more of the following services:

○	providing internal marketing support personnel and marketing communications vehicles to assist the Dealer Manager in our promotion;

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○	responding to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, redemption rights and procedures, our financial status, and the markets in which we have invested;

○	assisting investors with redemptions; or

○	providing other services requested by investors from time to time and maintaining the technology necessary to adequately service investors.

PCS, as our Dealer Manager, provides services to us, which include conducting broker-dealer seminars, holding informational meetings and providing information and answering any questions concerning this Offering. We pay PCS a dealer manager fee equal to 2% of the Stated Value for the Series E-1 Preferred Stock. In addition to re-allowing a portion of the dealer manager fee to the participating broker-dealers as a marketing fee and paying wholesaling commissions to the Dealer Manager’s wholesalers, the fee will also be used for, or we will reimburse PCS for, certain Other Expenses that FINRA includes in the 8% underwriting compensation limit. Other Expenses include:

●	travel and entertainment expenses, including those of the wholesalers;

●	expenses incurred in coordinating broker-dealer seminars and meetings;

●	certain wholesaler activities and wholesaling expense reimbursements paid by PCS or its affiliates to other entities;

●	the national and regional sales conferences of our participating broker-dealers;

●	training and education meetings for registered representatives of our participating broker-dealers;

●	certain legal expenses of the Dealer Manager associated with the required FINRA filing of the proposed underwriting terms and arrangements;

●	technology fees paid to certain participating broker-dealers so that they can maintain the technology necessary to adequately service the investors to whom they sold Series E-1 Preferred Stock;

●	due diligence expenses although only reasonable out-of-pocket due diligence expenses that are detailed on an itemized invoice will be reimbursed to a participating broker-dealer; and

●	permissible forms of non-cash compensation to registered representatives of our participating broker-dealers, such as logo apparel items and gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target (including, but not limited to, seasonal gifts).

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming all shares of Series E-1 Preferred Stock are sold.

Selling Commission (maximum)	$3,750,000
Dealer Manager Fee (maximum)	$1,250,000
Total	$5,000,000

To the extent permitted by law and our Articles of Incorporation, we will indemnify the participating broker-dealers and the Dealer Manager against certain civil liabilities, including certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

Selling commissions and dealer manager fees may be reduced or waived entirely for certain categories of persons, including, but not necessarily limited to:

●	our, and our affiliates’ executive officers and directors;

●	officers and personnel of the dealer manager and participating broker-dealers;

●	any immediate family members (as that term is defined in FINRA Rule 5130) of the foregoing officers, directors, and personnel;

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●	our affiliates;

●	certain institutional investors;

●	if a participating broker-dealer agrees to reduce or waive the selling commission for a sales to its client;

●	investors whose contract for investment advisory or brokerage services includes a fixed or “wrap” fee or other asset-based fee arrangement (unless that contract is with a federally registered investment adviser that is dually registered as a broker-dealer and provides financial planning services);

●	other individuals designated by management; or

●	if approved by our Board of Directors, joint venture partners, consultants, and other service providers.

The net proceeds to us will not be affected by reducing the commissions payable in connection with sales of Series E-1 Preferred Stock. To the extent a participating broker-dealer reduces its selling commission below 6%, the public offering price per share of Series E-1 Preferred Stock will be decreased by an amount equal to such reduction. Selling commissions will be established by each participating broker-dealer or other financial intermediary, and it is anticipated that all or a portion of the 6% selling commission on Series E-1 Preferred Stock will be waived for an investor that purchases Series E-1 Preferred Stock in a fee-based or “wrap” account maintained with a participating broker-dealer or other financial intermediary.

As reflected in the below table, the selling commission received by participating broker-dealers will vary depending on the fixed offering price at which the participating broker-dealer sells the Series E-1 Preferred Stock to investors. The Selected Dealer Agreement reflects the selling commission paid to the participating broker-dealer from which the fixed offering price for that participating broker-dealer’s sale of the Series E-1 Preferred Stock can be determined. The table provides examples of various possible offering prices within the established range of $940.00 to $1,000.00 per share of Series E-1 Preferred Stock only at fifty basis point intervals of the corresponding selling commission and assuming no reduction in the dealer manager fee; however, the fixed offering price with respect to any sale of shares of Series E-1 Preferred Stock may be any amount between the established range of $940.00 to $1,000.00 because the selling commission with respect to any sale of shares of Series E-1 Preferred Stock may be any amount between 0.0% and 6.0% and may not necessarily be discounted in fifty basis point increments and the net proceeds to us will always be the same. The selling commissions received by the participating broker-dealers in connection with the Series E-1 Preferred Stock will never exceed 6.0% of the aggregate gross offering proceeds. Further, any reductions in the dealer manager fee could further reduce the fixed offering price below the $940.00 price described above.

Table One
Selling Commission as a Percentage of Stated Value	Public Offering Price Per Share of Series E-1 Preferred Stock
6.00%	$1,000.00
5.50%	$995.00
5.00%	$990.00
4.50%	$985.00
4.00%	$980.00
3.50%	$975.00
3.00%	$970.00
2.50%	$965.00
2.00%	$960.00
1.50%	$955.00
1.00%	$950.00
0.50%	$945.00
0.00%	$940.00

Additional information related to the fixed prices being offered to the public and which participating broker-dealers are selling the Series E-1 Preferred Stock at such prices may be obtained by contacting Investor Services at (855) 422-3223.

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In addition to the selling commissions, dealer manager fee, marketing fees, and due diligence expenses (i.e., underwriting compensation), we expect to pay Offering Expenses and related expenses, which are not considered underwriting compensation, in connection with this Offering. These expenses include all expenses to be paid by us in connection with the Offering (other than underwriting compensation) and include, but are not limited to:

●	expenses and taxes related to the filing, registration and qualification, as necessary, of the sale of the shares of Series E-1 Preferred Stock under federal and state laws and FINRA rules, including taxes and fees and accountants’ and attorneys’ fees;

●	expenses for printing and amending registration statements or supplementing prospectuses;

●	mailing and distributing costs;

●	all advertising and marketing expenses (including actual costs incurred for travel, meals and lodging for our employees to attend retail seminars hosted by broker-dealers or bona fide training or educational meetings hosted by us;

●	charges of transfer agents, registrars and experts and fees;

●	expenses in connection with non-offering issuer support services relating to the Series E-1 Preferred Stock; and

●	expenses for establishing servicing arrangements for new shareholder accounts.

Offering Expenses will not exceed the Maximum Offering Expenses amount, which, in the aggregate, will not exceed the greater of:

●	$700,000; and

●	3.5% of the gross proceeds of the Offering. We will not pay or reimburse Offering Expenses in excess of the then applicable Maximum Offering Expenses without advance approval by the Board.

Settlement Procedures

We will deliver the Series E-1 Preferred Stock through the facilities of DTC Settlement or DRS Settlement.

Using DTC Settlement, you can place an order for the purchase of Series E-1 Preferred Stock through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed to facilitate the anticipated bi-weekly closing cycle. Orders will be executed by your participating broker-dealer electronically and you must coordinate with your registered representative to pay the full purchase price of the Series E-1 Preferred Stock by the settlement date, which depends on when you place the order during the bi-weekly settlement cycle and can be anywhere from one to 15 days after the date of your order, or longer if we delay a closing date. Orders will be effective upon our acceptance, and we reserve the right to reject any order in whole or in part in our sole discretion for any or no reason.

Using DRS Settlement, you should complete and sign a subscription agreement similar to the one filed as an exhibit to the registration statement of which this prospectus is a part, which is available from your registered representative and which will be delivered to the Escrow Agent. In connection with a DRS Settlement subscription, you should pay the full purchase price of the Series E-1 Preferred Stock to the Escrow Agent as set forth in the subscription agreement. Subscribers may not withdraw funds from the escrow account. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part in our sole discretion for any or no reason.

We have the sole right, which we may delegate to our Dealer Manager, to, without notice to our Dealer Manager or the participating broker-dealers:

●	determine and change the number and timing of closings, including the ability to change the number and timing of closings after communicating the anticipated closing timing to participating broker dealers;

●	limit the total amount of Series E-1 Preferred Stock sold by all participating broker-dealers per closing;

●	limit the total amount of Series E-1 Preferred Stock sold by any one participating broker-dealer per closing; and

●	limit the total number of shares of Series E-1 Preferred Stock sold by any one participating broker-dealer.

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Irrespective of whether you purchase shares of Series E-1 Preferred Stock using DTC Settlement or DRS Settlement, by accepting Series E-1 Preferred Stock you will be deemed to have accepted the terms of our Articles of Incorporation.

Subject to compliance with Rule 15c2-4 of the Exchange Act, in connection with purchases using DRS Settlement, our Dealer Manager or the participating broker-dealers in this Offering promptly will deposit any checks received from subscribers in an escrow account maintained by UMB Bank N. A. by the end of the next business day following receipt of the subscriber’s subscription documents and check. When our Dealer Manager or a participating broker-dealer’s internal supervisory procedures are conducted at the site at which the subscription documents and check were initially received from the subscriber, our Dealer Manager or the participating broker-dealer, as applicable, will transmit the subscription documents and check to the Escrow Agent by the end of the next business day following receipt of the check and subscription documents. When, pursuant to our Dealer Manager or a participating broker dealer’s internal supervisory procedures, the final internal supervisory procedures are conducted at a different location (the “final review office”), the Dealer Manager or participating broker-dealer, as applicable, shall transmit the check and subscription documents to the final review office by the end of the next business day following the receipt of the subscription documents and check. The final review office will, by the end of the next business day following its receipt of the subscription documents and check, forward the subscription documents and check to the Escrow Agent.

Suitability

In recommending to you the purchase of Series E-1 Preferred Stock, each participating broker-dealer shall have a reasonable basis to believe that the purchase is suitable for you, based on the information obtained through the reasonable diligence of the member or associated person to ascertain your investment profile. Further, the participating broker-dealer must have reasonable grounds to believe that the information contained in your subscription agreement, if using DTC Settlement, is true and correct in all material respects and you will be acquiring Series E-1 Preferred Stock for investment and not with a view towards distribution.

In making this determination, the participating broker-dealer will rely on relevant information provided by you, including information as to your age, investment objectives, investment experience, investment time horizon, income, net worth, financial situation, other investments, liquidity needs, risk tolerance and other pertinent information. You should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for your portfolio. However, you are required to represent and warrant in the subscription agreement or, if placing an order through your registered representative not through a subscription agreement in connection with a DTC Settlement, to the registered representative, that you have received a copy of this prospectus and have had sufficient time to review this prospectus. Those selling shares on our behalf, including participating broker-dealers, and registered investment advisers recommending the purchase of shares in this Offering shall maintain records of the information used to determine that an investment in the Series E-1 Preferred Stock is suitable and appropriate for you. Those records are required to be maintained for a period of at least six years.

Regulation Best Interest

Pursuant to Regulation Best Interest under the Exchange Act, or Reg BI, participating broker-dealers must comply with, among other requirements, certain standards of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. A retail customer is any natural person, or the legal representative of such person, who receives a recommendation of any securities transaction or investment strategy involving securities from a broker-dealer and uses the recommendation primarily for personal, family, or household purposes. Reg BI includes the general obligation that a participating broker-dealer and its registered representatives act in the best interest of retail customers when recommending any securities or investment strategy, without placing the financial or other interests of the participating broker-dealer and its registered representatives ahead of the retail customer. This enhances the previous “suitability” standard of care applicable to recommendations.

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To satisfy the general Reg BI obligation, the broker-dealer must meet four component obligations:

●	Disclosure Obligation: The participating broker-dealer must provide certain required disclosures before or at the time of the recommendation about the recommendation and the relationship between the participating broker-dealer and its retail customer. The disclosure includes a customer relationship summary on Form CRS, which is intended to summarize key information for you about the participating broker-dealer and your relationship with that participating broker-dealer. The participating broker-dealer’s disclosures to you, including those made through their Form CRS, are different and are separate from the disclosures we provide to investors in this prospectus, which contains information regarding this offering and our company.

●	Care Obligation: The participating broker-dealer must exercise reasonable diligence, care, and skill in making the recommendation.

●	Conflict of Interest Obligation: The participating broker-dealer must establish, maintain, and enforce written policies and procedures reasonably designed to address conflicts of interest.

●	Compliance Obligation: The participating broker-dealer must establish, maintain, and enforce written policies and procedures reasonably designed to achieve compliance with Reg BI.

As a part of the Care Obligation described above, your participating broker-dealer must evaluate reasonably available alternatives in your best interest. There are likely less costly alternatives to use that are reasonably available to you, through your participating broker-dealer or otherwise, and those alternatives may have a lower investment risk. Under Reg BI, participating broker-dealers must consider whether such alternatives are in the best interests of their clients. You should ask your participating broker-dealer or other financial professional about what reasonable alternatives exist for you, and how our offering compares to other types of investments that may have lower costs, complexities, and/or risks and may be available for lower or no commission. This standard is different from any quantitative suitability standards required for an investment in the shares of our Series E-1 Preferred Stock and enhances the broker-dealer standard of conduct beyond existing suitability obligations when dealing with a retail customer as described above.

In addition to Reg BI, certain states, including Massachusetts, have adopted or may adopt state-level standards that seek to further enhance the broker-dealer standard of conduct to a fiduciary standard for all broker-dealer recommendations made to retail customers in their states. In comparison to the standards of Reg BI, the Massachusetts fiduciary standard, for example, requires broker-dealers to adhere to the duties of utmost care and loyalty to customers. The Massachusetts standard requires a broker-dealer to make recommendations without regard to the financial or any other interest of any party other than the retail customer, and that broker-dealers must make all reasonably practicable efforts to avoid conflicts of interest, eliminate conflicts that cannot reasonably be avoided, and mitigate conflicts that cannot reasonably be avoided or eliminated.

The impact of Reg BI and state fiduciary standards on participating broker-dealers cannot be determined at this time, as little administrative or case law exists under Reg BI and state fiduciary standards and the full scope of their applicability is uncertain and are subject to evolving regulatory guidance.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of shares of Series E-1 Preferred Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or shares of Series E-1 Preferred Stock where action for that purpose is required. Accordingly, shares of Series E-1 Preferred Stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with shares of Series E-1 Preferred Stock may be distributed or published, in or from any non-U.S. jurisdiction except in compliance with any applicable rules and regulations of any such non-U.S. jurisdiction.

The Dealer Manager, participating broker-dealers and their respective affiliates may arrange to sell the shares of Series E-1 Preferred Stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

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Operations

We have engaged PSS, an affiliate of the Dealer Manager, pursuant to a services agreement, under which PSS shall provide certain non-offering issuer support services relating to the Series E-1 Preferred Stock, including, for example:

●	assistance with recordkeeping;

●	answering investor inquiries regarding the Company, including regarding distribution payments;

●	helping investors understand their investments upon their request; and

●	assistance with redemption requests.

We are responsible for any payments due under such agreement. None of these services are distribution related.

Transfer Agent

The transfer agent and registrar for our Common Stock and our Series E-1 Preferred Stock is Computershare Trust Company, N.A. (the “Transfer Agent”). The Transfer Agent’s address and phone number is: 150 Royall St., Canton, MA 02021, telephone number: (781) 575-2000.

Listing

Our Common Stock is presently traded on The Nasdaq Global Select Market under the symbol “APLD.”

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DESCRIPTION OF SECURITIES WE ARE OFFERING

Series E-1 Preferred Stock

Our Board has created out of the authorized and available shares of our Preferred Stock the Series E-1 Preferred Stock. The following is a brief description of the terms of the Series E-1 Preferred Stock. The Board has authorized the sale of up to 62,500 shares of Series E-1 Preferred Stock.

Ranking

The Series E-1 Preferred Stock ranks, with respect to the payment of dividends and rights upon our liquidation, dissolution or winding up of our affairs: (i) prior or senior to all classes or series of our Common Stock and any other class or series of equity securities, if the holders of Series E-1 Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series; (ii) on a parity with the Series E Preferred Stock and the Series F Preferred Stock, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences; (iii) on a parity with other classes or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of Series E-1 Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other, or as otherwise expressed to be pari passu with the Series E-1 Preferred Stock; (iv) junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series E-1 Preferred Stock (none of which are currently outstanding); and (v) junior to all our existing and future debt indebtedness.

Maturity

The shares of the Series E-1 Preferred Stock have no stated maturity and will remain outstanding indefinitely unless they are redeemed by the holder or us or repurchased by us. We are not required to set apart for payment funds to redeem the Series E-1 Preferred Stock and may pay for any redemption of the Series E-1 Preferred Stock in cash or shares of Common Stock; provided, however, that no Holder Optional Redemption with respect to any share of Series E-1 Preferred Stock may be redeemed for Common Stock prior to the first anniversary of the date of its issuance, and (iii) we shall not exercise the Company Optional Redemption with respect to any share of Series E-1 Preferred Stock prior to the Redemption Eligibility Date.

Dividend Rights

The holders of the Series E-1 Preferred Stock shall be entitled to receive a cumulative dividend at a fixed annual rate of 9% per annum of the Stated Value of the Series E-1 Preferred Stock, or $1,000.00, per year (computed on the basis of a 360-day year consisting of twelve 30-day months). Dividends will be declared and accrued monthly. Such dividends shall be payable upon Board approval, which may not be monthly, out of legally available funds in cash. The Series E-1 Preferred Stock shall rank on parity with the Series E Preferred Stock, the Series F Preferred Stock and any classes or series of preferred stock otherwise expressed to be pari passu with the Series E-1 Preferred Stock with respect to the right to receive payment of any dividends in proportion to their respective amounts of accrued and unpaid dividends per share. Unless full cumulative dividends on our shares of Series E-1 Preferred Stock for all past dividend periods have been paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock or other stock ranking junior to the Series E-1 Preferred Stock for any period.

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Liquidation Rights

Subject to the liquidation preference stated in the ranking section in the Certificate of Designations for the Series E-1 Preferred Stock, Series E-1 Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the Stated Value, plus an amount per share that is issuable as the result of accrued or unpaid dividends. After payment to the holders of our Series E-1 Preferred Stock and to the holders of shares of any other class or series of capital stock ranking senior to or on a parity with the Series E-1 Preferred Stock, including, without limitation, the Series E Preferred Stock, the Series F Preferred Stock and any classes or series of preferred stock otherwise expressed to be pari passu with the Series E-1 Preferred Stock, the remaining funds and assets available for distribution to our stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

Holder Optional Redemption Rights

Each holder of shares of Series E-1 Preferred Stock is entitled to redeem any portion of the outstanding shares of Series E-1 Preferred Stock held by such holder at any time, subject to certain early redemption fees. Such redemptions may be settled in either cash or Common Stock, at our option; provided that (i) if required by Rule 5635(d) of The Nasdaq Stock Market, the aggregate number of shares of Common Stock issuable to holders of Series E-1 Preferred Stock for dividends and redemption shall not exceed the Redemption Share Cap, unless approval by our stockholders is obtained to exceed the Redemption Share Cap, and (ii) no such Series E-1 Preferred Stock may be redeemed for Common Stock prior to the first anniversary of the date of its issuance. We will settle any Holder Optional Redemption it determines to redeem in cash by paying the holder the Settlement Amount. The “Settlement Amount” means (A) the Stated Value, plus (B) unpaid dividends accrued to, but not including, the Holder Redemption Exercise Date, minus (C) the Holder Optional Redemption Fee applicable on the respective Holder Redemption Deadline). We will settle any Holder Optional Redemption we determine to redeem with Common Stock, subject to the Redemption Share Cap, if applicable, by delivering to the holder a number of shares of our Common Stock equal to (1) the Settlement Amount divided by (2) the closing price per share of our Common Stock on Nasdaq on the last trading day prior to the Holder Redemption Exercise Date.

Company Optional Redemption Rights

We may redeem a share of Series E-1 Preferred Stock at our option on or after the Redemption Eligibility Date upon not less than 10 calendar days nor more than 90 days written notice to the holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the Stated Value of the shares of Series E-1 Preferred Stock to be redeemed plus accrued but unpaid dividends (at a rate equal to (1) the Settlement Amount divided by (2) the closing price of shares of our Common Stock on Nasdaq, or other national securities exchange on which the Common Stock is listed, on the last trading day prior to the Company Optional Redemption Notice Exercise Date). In our sole and absolute discretion, we may determine to fulfill a Company Optional Redemption in either cash or with fully paid and non-assessable shares of our Common Stock, subject to the Redemption Share Cap, if applicable. If we exercise the Company Optional Redemption for less than all of the outstanding shares of Series E-1 Preferred Stock, then shares of Series E-1 Preferred Stock shall be selected for redemption on a pro rata basis or by lot across holders of the series of Series E-1 Preferred Stock selected for redemption.

Early Redemption Fee

A share of Series E-1 Preferred Stock is subject to the Holder Optional Redemption Fee. The amount of the fee equals a percentage of the Stated Value disclosed herein based on the year in which the redemption occurs after the Series E-1 Preferred Stock is issued as follows:

●	Prior to the first anniversary of the issuance of such Series E-1 Preferred Stock: 9% of the Stated Value disclosed herein, which equals $90.00 per share of Series E-1 Preferred Stock;

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●	On or after the first anniversary but prior to the second anniversary: 7% of the Stated Value disclosed herein, which equals $70.00 per share of Series E-1 Preferred Stock;

●	On or after the second anniversary but prior to the third anniversary: 5% of the Stated Value disclosed herein, which equals $50.00 per share of Series E-1 Preferred Stock; and

●	On or after the third anniversary: 0%.

We are permitted to waive the Holder Optional Redemption Fee. Although we have retained the right to waive the Holder Optional Redemption Fee in the manner described above, we are not required to establish any such waivers and we may never establish any such waivers.

Optional Redemption Following Death of a Holder

Subject to restrictions, beginning on the date of original issuance and ending on December 31st of the year in which the third anniversary of the date of issuance occurs, we will redeem shares of Series E-1 Preferred Stock of a beneficial owner who is a natural person (including a natural person who holds shares of Series E-1 Preferred Stock through an Individual Retirement Account or in a personal or estate planning trust) upon his or her death at the written request of the beneficial owner’s estate at a redemption price equal to the Settlement Amount without application of the Holder Optional Redemption Fee. In our sole and absolute discretion, we may determine to fulfill such redemption in either cash or with fully paid and non-assessable shares of our Common Stock (at a rate equal to (1) the Settlement Amount divided by (2) the closing price of shares of our Common Stock on Nasdaq, or other national securities exchange on which the Common Stock is listed, on the last trading day prior to the Optional Redemption Following Death of a Holder Notice Date), subject to the Redemption Share Cap, if applicable.

Other Rights

Our Series E-1 Preferred Stock has no preemptive rights, no voting rights and no sinking fund or conversion provisions.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., Nevada. Lowenstein Sandler LLP has also acted as counsel to us in connection with this Offering.

EXPERTS

The consolidated financial statements of Applied Digital Corporation and Subsidiaries as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements of Applied Digital Corporation and Subsidiaries are incorporated in this prospectus by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Series E-1 Preferred Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

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In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.applieddigital.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2024, filed with the SEC on October 9, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on June 5, 2024, June 7, 2024, June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, August 30, 2024, September 10, 2024, September 27, 2024, October 15, 2024 and October 24, 2024, and our Current Reports on Form 8-K/A filed with the SEC on June 6, 2024, June 10, 2024, and September 4, 2024 (other than any portions thereof deemed furnished and not filed); and

●	The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Applied Digital Corporation

Attn: Wes Cummins

Chief Executive Officer

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Phone number: (214) 427-1704

26

Up to 62,500

Series E-1 Preferred Stock

PROSPECTUS

November 4, 2024